Exhibit "A"
                          UNITED STATES DISTRICT COURT
                            DISTRICT OF MASSACHUSETTS
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                                                     )
CENTRAL BANCORP, INC., ET AL.,                       )
                                                     )
         Plaintiffs and Defendants-in-Counterclaim,  )
                                                     )
v.                                                   )        CIVIL ACTION
                                                     )        NO.  03-10179-EFH
PL CAPITAL, LLC, ET AL.,                             )
                                                     )
         Defendants and Plaintiffs-in-Counterclaim.  )
                                                     )

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                       AFFIDAVIT OF LAWRENCE B. SEIDMAN IN
           SUPPORT OF MOTION TO DISMISS PLAINTIFF'S CLAIMS AGAINST THE
                        SEIDMAN DEFENDANTS FOR MOOTNESS.
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     I, Lawrence B. Seidman, depose and say:

     1. I am a resident of Wayne, New Jersey and I am the managing member of Seidman & Associates, LLC, sole shareholder of the general partner of Seidman Investment Partnership, LLP and Seidman Investment Partnership II, LLP. I am the manager of Federal Holdings, LLC, co-general partner of Pollack Investment Partnerships LP and investment manager of Kerrimatt, LLP. These entities together with myself, Dennis Pollack and Robert Williamson, all included within the Schedule 13D ("Seidman 13D") which I filed with respect to Central Bancorp, Inc., ("CEBK") on January 10, 2003 (under date of January 8, 2003) have been named as defendants in this action (Seidman Defendants).

     2. In the Seidman 13D I disclosed that the Seidman Defendants owned some 109,000 shares of CEBK (constituting approximately 6.7% of the outstanding shares of CEBK), the bulk of which (some 75,000 shares) had been acquired by the Seidman Defendants from Joseph Stilwell on January 2, 2003. In this law suit filed and served January 28, 2003, (and thereafter amended) the Plaintiffs seek
(i) a declaratory judgment that under an October 11, 2001 Shareholders' Rights Plan (the "Poison Pill") the CEBK Board of Directors acted properly in concluding that the Seidman Defendants were part of an undisclosed group (primarily the PL Capital Defendants who in their Schedule 13D disclosures have disclosed ownership of some 9.7% of CEBK) holding in combination more then 16% of CEBK, and were thus Acquiring and Adverse Persons within the meaning of the Poison Pill, and (ii) that the Seidman Defendants had violated Section 13(d) of the Securities Exchange Act because the Seidman 13D did not disclose that the Seidman Defendants were part of a "group" with the PL Capital Defendants.

     3. I have been, and remain, an investor and manager of the investments of others whose investments have been concentrated almost exclusively to the publicly-traded shares of small to mid-cap banks and thrift organizations. It has been my practice to become very much involved in the policies of the institutions in which I have invested toward optimization of shareholder value.

     4. In late 2000 and early 2001, in the ordinary course of reviewing potential investments, I determined that CEBK was an undervalued security, and potentially a good fit for the portfolios I manage. Thus, on February 7, 2001 I purchased 2,500 shares of CEBK for the accounts I manage, in April 13,500 shares and in October, 2003, 1,800. On May 23, 2002, I sold 10,100 shares of CEBK.

     5. On November 4, 2002 I purchased 25,000 shares of CEBK as a passive investment. On January 2, 2003, I purchased 75,000 shares for the Seidman Defendants' accounts from Joseph Stilwell. At the same time, Mr. Williams acquired 2000 shares of CEBK separately, but agreed to be included in the Seidman 13D.

     6. The events following my acquisition of Mr. Stilwell's shares and the filing of the Seidman 13D are set forth in summary in Exhibit 1 hereto, and in incredible detail in the voluminous filings herein. While I have and continue to maintain that the position of the Plaintiffs' that the Seidman Defendants are part of an undisclosed group with PL Capital is meritless and absurd, in the past weeks, as the result of this litigation and certain other events, I have concluded that retaining CEBK in the accounts I manage is not in the best interests of my investors. While it is unnecessary to list all the circumstances which have compelled me to this conclusion they include my observation of the very poor quality of CEBK management, especially at the Board level, the utter indifference of the CEBK Board to the legitimate concerns of CEBK shareholders and the value of CEBK shares, the willingness of the Board to waste enormous resources (estimated to be in excess of $1,600,000 to date) on litigation designed to do no more then entrench the Board for the benefit of current management and the somewhat reduced likelihood that the recently elected independent directors will be able to effect appropriate reform of the CEBK Board and management practices as the result of the unexpected death of one of those directors, Garrett Goodbody, on May 2, 2003.

     7. As a result, as of 10:30 a.m. Monday, May 12, 2003, the Seidman Defendants have sold 100% of their holdings of CEBK. Beginning on May 8, 2003, and utilizing my Bear Sterns Prime Broker account, the sales of CEBK in all the accounts I manage were accomplished on the open market (CEBK is traded on NASDAQ) through two separate brokerage houses. Mr. Williamson has confirmed to me that he has separately disposed of all of his CEBK shares. Following the sale of all of the Seidman Defendants' CEBK shares, none of the Seidman Defendants have retained any rights of any kind to purchase, vote or receive, directly or indirectly, any financial benefit from any person holding any interest in CEBK, nor do any Seidman Defendants have any agreements, understandings or arrangements with any persons involving or relating to CEBK.

     8. On behalf of myself and the Seidman Defendant entities which I control, I hereby represent that the Seidman Defendants have no intention to repurchase any CEBK shares.

     Under the pains and penalties of perjury this 12th day of May 2003.

                                                  /ss/Lawrence B. Seidman
                                                  ------------------------------
                                                   Lawrence B. Seidman